Exhibit 99.1

                 AMIS Holdings, Inc. Reports Revenues
   for Third Quarter 2007 and Announces Review Related to Its 2007
                 Standard Cost Valuation of Inventory


    POCATELLO, Idaho--(BUSINESS WIRE)--Oct. 24, 2007--AMIS Holdings, Inc. (NASDAQ:AMIS) (the "Company"), parent company of AMI Semiconductor, a leading designer and manufacturer of state-of-the-art mixed-signal and digital products for the automotive, medical, industrial and military/aerospace sectors, today reported unaudited revenue for the quarter ended September 29, 2007. The Company also announced that additional financial information would be released after the completion of its Audit Committee accounting review described below.

    Third quarter 2007 revenue was $154.6 million, a decrease of less than 2 percent sequentially and 3 percent compared to the third quarter of 2006. Revenue by end market during the third quarter was:

    -- Automotive -- $44.0 million or 28 percent of total revenue, down 1 percent sequentially due to a slower European summer season, but up 13 percent year over year;

    -- Medical -- $21.4 million or 14% of total revenue, down 16 percent sequentially and 24 percent year over year due to the expected weakness in the implantable and glucose metering sub-markets;

    -- Industrial -- $39.3 million or 25 percent of total revenue, up 2 percent sequentially due to strength in bookings, especially in the security market, but down 6 percent year over year;

    -- Mil/Aero -- $11.7 million or 8 percent of total revenue, down 6 percent sequentially but up 11 percent year over year due to normal third quarter seasonality;

    -- Communications and Computing -- $12.4 million or 8 percent and $15.8 million or 10 percent of total revenue, respectively, up over 5 percent sequentially in each market due to a rebound in overall communications and computing demand;

    -- Consumer -- $10.0 million or 7 percent of total revenue, up 9 percent due primarily to new product introductions.

    Accounting Review

    The Company also announced today that the Audit Committee of the Board of Directors, which is comprised solely of independent directors, is reviewing the Company's February 2007 standard cost valuation of inventories and related issues. The Company has not determined whether there will be any material impact on its financial statements as a result of the review. The Company will not be able to comment further on any aspect of the review or its possible impact until the Audit Committee completes its work.

    The Company will announce its complete financial results for the quarter and nine months ended September 29, 2007 as soon as practicable following the completion of the Audit Committee's work. It is the Company's target to report these results during the week of November 5, 2007 and to timely file its Form 10-Q for the quarter, although the timing and results of the review may affect that schedule.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art mixed-signal and digital products, AMIS is committed to providing customers in the automotive, medical, industrial, mil/aero, and communication markets with the optimal value, quickest time to market semiconductor solutions. AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region.

    Forward-Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by words such as "anticipate," "expect," "will" and similar words and their variations. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include the timing and outcome of the Audit Committee review discussed above, the impact, if any, of any restatement of financial statements or other actions that may be taken or required as a result of such review, litigation and governmental investigations or proceedings arising out of or related to the review, the anticipated time to be able to report complete results for the third quarter; and the expectation of filing a timely Form 10-Q. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of other risk factors in our reports filed from time to time with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We do not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.


    CONTACT: AMI Semiconductor
             Wade Olsen, 208-234-6045 (Investor Relations) wade_olsen@amis.com